Synacor, Inc.
2012 Equity Incentive Plan
Notice of Stock Option Grant
(Early Exercise)
You have been granted the following option to purchase shares of the common stock of Synacor, Inc. (the “Company”):

Name of Optionee:	<<Name>>
Total Number of Shares:	<<TotalShares>>
Type of Option:	<<ISO>> Incentive Stock Option
<<NSO>> Nonstatutory Stock Option
Exercise Price per Share:	$<<PricePerShare>>
Date of Grant:	<<DateGrant>>
Vesting Commencement Date:	<<VestDay>>
Date Exercisable:	This option may be exercised at any time after the Date of Grant for all or any part of the Shares subject to this option.
Vesting Schedule:
This option vests with respect to the first <<CliffPercent>>% of the shares subject to this option when you complete <<CliffPeriod>> months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option vests with respect to an additional <<Percent>>% of the shares subject to this option when you complete each additional <<IncrementPeriod>> of continuous Service.

Expiration Date:
<<ExpDate>>. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Company's 2012 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to, and made a part of, this document.
You further agree to accept by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
You further agree to comply with the Company's Insider Trading Policy when selling shares of the Company's common stock.

Optionee	Synacor, Inc.
By:
Title:

Synacor, Inc.
2012 Equity Incentive Plan
Stock Option Agreement

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant, this Stock Option Agreement (the “Agreement”) and the Plan, the Company has granted you an option to purchase up to the total number of shares specified in the Notice of Stock Option Grant at the exercise price indicated in the Notice of Stock Option Grant.
All capitalized terms used in this Agreement shall have the meanings assigned in this Agreement, the Notice of Stock Option Grant or the Plan.

Tax Treatment
This option is intended to be an incentive stock option under Section 422 of the Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant. However, even if this option is designated as an incentive stock option in the Notice of Stock Option Grant, it shall be deemed to be a nonstatutory stock option to the extent it does not qualify as an incentive stock option under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

Exercisability
This option is immediately exercisable with respect to all or any part of the option (however, this option may not be exercised for fractional shares), as set forth in the Notice of Stock Option Grant.

Vesting
This option vests in accordance with the vesting schedule set forth in the Notice of Stock Option Grant.
In no event will this option vest for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (This option will expire earlier if your Service terminates, as described below, and this option may be terminated earlier as provided in Article 9 of the Plan.)

Termination of Service
If your Service terminates for any reason, this option will expire immediately to the extent the option is unvested as of your termination date and does not vest as a result of your termination of Service. The Company determines when your Service terminates for this purpose.

Regular Termination
If your Service terminates for any reason except death or total and permanent disability, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.
For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company's leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work; provided that, if reemployment upon expiration of the approved leave is not guaranteed by statute or contract, then any incentive stock option shall cease to be treated as such and shall instead be treated as a nonstatutory stock option beginning six months following the first day of such leave.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a brokerage firm to administer the Plan, you must notify such brokerage firm in the manner such brokerage firm requires. Your notice must specify how many shares you wish to purchase. The notice will be effective when the Company receives it.
However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
You may only exercise your option for whole shares.

Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:
By delivering to the Company your personal check, a cashier's check or a money order, or arranging for a wire transfer.
By delivering to the Company certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.
By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash. With the Company's consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when you exercise this option with a fair market value no greater than the minimum amount required to be withheld by law, (c) surrendering shares that you previously acquired with a fair market value no greater than the minimum amount required to be withheld by law, or (d) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by means of a written beneficiary designation; provided that your beneficiary or a representative of your estate acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were you.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Right of Repurchase
Until they vest in accordance with the Notice of Stock Option Grant, the Shares acquired under this Agreement shall be “Restricted Shares”. Except as permitted by the following sentence, you may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company. You may transfer Restricted Shares to your spouse, children or grandchildren, or to a trust established by you for the benefit of yourself, your spouse, children and/or grandchildren. A transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If Restricted Shares are subject to a stock split, stock dividend or similar transaction, then the additional shares you receive as a result will also be Restricted Shares.
If your service terminates for any reason, the Company may repurchase any Restricted Shares then held by you for a purchase price equal to the lower of (i) the exercise price of each Restricted Share being repurchased or (ii) the Fair Market Value of such Restricted Share at the time the right of repurchase is exercised. If the Company wishes to exercise its right to repurchase the Restricted Shares, it must do so within 120 days of the termination of your Service. The Company may exercise its right or repurchase by providing notice to you, however, the Company will be deemed to automatically exercise its right of repurchase if it does not notify you within 120 days of the termination of your Service that it is declining to do so.
 If the Company exercises its right to repurchase your Restricted Shares, the Company will send you a check or otherwise remit payment to you in an amount equal to the repurchase price described in the preceding paragraph. Upon your receipt of such payment, you will no longer have any rights with respect to the Restricted Shares (including the right to vote or transfer the shares) and the Restricted Shares will be deemed to have been repurchased by the Company.
Restricted Shares will bear a legend referring to the Company's right of repurchase and any certificates issued representing Restricted Shares may be held in escrow by the Company. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the exercise price, and satisfying any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this option will be subject to the applicable provisions of Article 9 of the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
The Plan, this Agreement and the Notice of Stock Option Grant constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.